EX-99.1

FOR IMMEDIATE RELEASE

Investors/Corporate: David Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health Completes Acquisitions of
Chandler Chicco Agency (CCA) and AWAC

SOMERSET, NEW JERSEY, July 10, 2007 - inVentiv Health, Inc. (NASDAQ: VTIV) today announced the completion of its acquisitions of Chandler Chicco Agency (CCA), the world's largest privately-held healthcare public relations firm, and AWAC, a leading provider of medical cost containment services to payors.

Both acquisitions were announced by inVentiv on June 26, 2007.

CCA, which inVentiv acquired for $65 million in cash and stock plus earnout payments for exceeding specified financial targets, is a full-service, global healthcare public relations firm with offices in New York, London, Washington D.C., Los Angeles and Paris. Founded in 1995 by healthcare public relations veterans Robert Chandler and Gianfranco Chicco, CCA provides clients with insight-driven communications strategies that - through innovative and powerful programs - build, enhance or protect brand value and further public affairs agendas.

AWAC, which inVentiv acquired for $75 million in cash and stock plus earnout payments for exceeding specified financial targets, is a leading provider of proprietary IT-driven cost containment and medical consulting solutions to third party administrators ("TPAs"), ERISA self-funded plans, fully insured plans, employer groups, managing general underwriters ("MGUs") and insurance carriers. AWAC is headquartered in Martinez, Georgia.

In concert with the closing of these two acquisitions, inVentiv executed an amended and restated credit agreement. The new credit agreement has a six-year $50 million revolving credit facility and a seven-year $350 million term loan facility, of which $330 million was drawn on July 6, 2007. The $330 million was used to pay-down the outstanding revolver amount of $20 million, the $164 million balance of an existing term loan, the funding necessary to complete the acquisitions of CCA and AWAC, and the fees associated with the new credit facility, with the balance retained by inVentiv as working capital.

Eran Broshy, Chairman and CEO of inVentiv, stated, “These two acquisitions significantly expand our offerings. The addition of CCA gives us a leadership position in the public relations arena, while the purchase of AWAC allows us to broaden our services into the payor market with a great opportunity to affect better patient outcomes. We're excited to have both companies as part of the inVentiv family.”

About inVentiv Health
inVentiv Health (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the healthcare industry globally. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Clinical, inVentiv Communications and inVentiv Commercial. inVentiv Health's client roster is comprised of more than 200 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including the top 20 global pharmaceutical manufacturers. For more information, visit www.inventivhealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

###